[PARKER CHAPIN FLATTAU & KLIMPL, LLP LETTERHEAD]


                                                            May 1, 1998

Icon CMT Corp.
1200 Harbor Boulevard
Weehawken, New Jersey  07087

Ladies and Gentlemen:

      We have acted as counsel to Icon CMT Corp., a Delaware corporation (the "Company"), in connection with its filing of a registration statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, relating to the offering of up to 2,181,818 shares (the "Shares") of common stock, par value $.001 per share, to certain executives, directors and employees of the Company issuable upon exercise of options that either have been, or may from time to time be, granted by the Company under its Amended and Restated 1995 Stock Option Plan (the "Plan").

      In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation,
(ii) By-laws and (iii) resolutions of the Company's Board of Directors. We have also reviewed such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

      On the basis of the foregoing, we are of the opinion that the Shares, when issued and paid for upon the exercise of options granted or to be granted under, and in accordance with, the Plan, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                        /s/ PARKER CHAPIN FLATTAU & KLIMPL, LLP
                                          PARKER CHAPIN FLATTAU & KLIMPL, LLP